Exhibit 10.2

Urban Ag. Corp.

March 9, 2011

Mr. Michael J. Mahoney
720 Morris Avenue
Bryn Mawr, PA  19101

Dear Mr. Mahoney:

The purpose of this letter is to set forth the agreement (the "Agreement") between you, Urban Ag. Corp. (f/k/a Aquamer Medical Corp., a corporation organized under the laws of Delaware) and its wholly owned subsidiaries Urban Agricultural Corporation and Aquamer Shipping Corporation (the "Employers") regarding your resignation.

The Employers desire to obtain your release of any and all claims you have or may have against Employers and your agreement to maintain the confidentiality of any proprietary and non-public information of Urban Ag. Corp. which you have become aware of during the course of your employment.

You have agreed to the foregoing as consideration for the commitment being made by the Employers to issue to you 62,500 shares of fully vested Urban Ag. Corp. (OTCBB: AQUM) post reverse split common stock.

Your Employers have agreed to issue the 62,500 shares immediately following the adoption of the Unanimous Written Consent by which you resign from the Urban Ag. Corp. Board of Directors (a copy of which shall be attached to this agreement).

Based on these considerations, we have agreed as follows:

1.  Authority.  Upon the effectiveness of your resignation from the Urban Ag. Board of Directors, you will have no authority to bind, make any commitment on behalf of, or otherwise act on behalf of the Employers.

2.  Your Release. In consideration of the commitment being made by your Employers, to issue to you 62,500 shares of fully vested Urban Ag. Corp. (OTCBB: AQUM) post reverse split common stock, you hereby release and discharge the Employers with respect to any actions, omissions, matter or events relating to your employment with Employers, their directors, officers, shareholders, creditors, employees and agents, from and against any and all claims, actions, causes of action, damages, liabilities, promises, debts, losses, obligations, costs or expenses of any kind or nature, whether known or unknown, which you ever had, now have or hereafter may have, including but not limited to those arising from or related to your employment agreement, or any alleged violation of any covenant of good faith and fair dealing relative to your employment, or any applicable labor or employer-employee statute, regulation or ordinance, whether foreign, federal, state or local (including, by way of specificity but not of limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, any amendments to such acts and any and all state and local discrimination laws).

Notwithstanding the foregoing, the forgoing release shall not apply to any payment, compensations, benefits or other rights to which you are entitled under this Agreement.

3. Specific Release of ADEA Claims.  In consideration of the commitment being made by your Employers under this Agreement, you hereby release and forever discharge the Employers, their directors, officers, shareholders, employees and agents, from any and all claims, actions and causes of action that you may have as of the date you sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder.

You agree and understand that you shall not construe or treat any aspect of this Agreement as an admission of liability by the Employers.

4.  Employer's Release.The Employers release and discharge you from any and all claims, actions, causes of action, damages, liabilities, promises, debts, compensations, losses, obligations, costs or expenses of any kind or nature, whether known or unknown, which any of the Employers ever had, now has or hereafter may have against you, including, but not limited to, those arising from or related to your employment and other relationships with the Employers, or the termination of such employment or relationships, or any alleged violation of any covenant of good faith or fair dealing, all common law claims now existing or hereafter recognized, claims for negligence, breach of fiduciary duty, interference with actual or prospective contractual relations, misrepresentation, promissory estoppel, equitable estoppel, breach of contract or any other type of claim.

It is agreed and understood that Employers shall not construe or treat any aspect of this Agreement as an admission of liabilities on your part.

5. Further Cooperation.  From this date forward, you will use all reasonable efforts to cooperate with the Employers and their respective directors, officers, attorneys and representatives, upon and to the extent requested by such persons, (a) to execute documents and such other steps as may be necessary in carrying out the intent of this Agreement, and (b) in connection with the conduct of any action, proceeding, investigation or litigation involving such companies, concerning events or actions that occurred while he was employed by, an officer of, or otherwise involved with the Employers; provided, however, that for such cooperation under clause (b) above you will be entitled to (i) payment for your actual reasonable time spent at the rate of US$125.00 per hour, and (ii) prompt reimbursement for your reasonable documented costs and expenses incurred in connection with such cooperation.

6.  Confidentiality.  You acknowledge that you have been provided access to proprietary and non-public information of Urban Ag. Corp., and you agree that you will not at any time or for any reason or purpose whatsoever make use of divulge or otherwise disclose, directly or indirectly, any of the proprietary and non-public information of Urban Ag. Corp. to any person, or use any of such information, without the express prior written authorization of the CEO or President of Urban Ag. Corp.

 Nothing herein shall prevent you from using your general skills, general industry knowledge and experience.

7.  Non-disparagement.  You and the Employers (and their employees, officers and directors and beneficial owners) will not at any time, make any statement, whether written or oral, or take any other action which is intended, or could reasonably be expected to, disparage, defame or harm the reputation (or otherwise cause adverse publicity) of the other party.

8. Entire Agreement, No Waiver.  This Agreement constitutes the entire agreement and understanding between you and Employers and supersedes any prior agreement or understanding, oral or written, between the parties.  None of the provisions of this Agreement can be waived or modified except in writing signed by the parties.

9. Severability.  If any term or provision of this Agreement shall be held invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby and (i) such provision shall be reformed to the minimum extent necessary to be valid while preserving the intent of the parties as expressed herein, or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided.  Neither such holding nor such reformation nor severance shall affect or impair the legality or enforceability of any other provision of this Agreement.

10. Revocation.  You acknowledge and agree that by signing this Agreement, you understand that you voluntarily waive the right to revoke this Agreement during the seven (7) day period following its execution.

11. Miscellaneous.  If Employers fail to pay any amounts provided hereunder or a party otherwise breaches its obligations to the other parties, either in whole or in part, then the non-breaching party or parties, as the case may be,  shall be entitled to recover from the other party, in addition to the recovery of its damages and/or other relief, any costs, including reasonable attorneys' fees, incurred or reasonably expected to be incurred in instituting, prosecuting or defending any action arising by reason of such failure or breach of this Agreement.

12. Governing Law and Choice of Forum.  Jurisdiction over disputes regarding this Agreement shall be exclusively in the state and federal courts located in New Castle County, Delaware, and the parties each waive any right to object to such jurisdiction and venue.  This Agreement shall be interpreted, construed, and enforced in all respects in accordance with the laws of State of Delaware.

PLEASE READ THIS AGREEMENT CAREFULLY.  BY EXECUTING THIS AGREEMENT YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE TO BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM, KNOWN OR UNKNOWN, AGAINST EMPLOYERS FOR ANY ACTIONS TAKEN BY EMPLOYERS ARISING FROM OR RELATED TO YOUR EMPLOYMENT OR THE TERMINATION OF SUCH EMPLOYMENT, UP TO THE DATE OF EXECUTION OF THIS AGREEMENT.

13.Indemnification.   To the fullest extent permitted or required by Section 145 of the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), the Company shall defend and indemnify you from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that youwere a director, officer, employee, or agent of the Company, any subsidiary of the Company, or was serving at the request of the Company as a director, officer, employee, or agent of another Company, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by you in connection with such action, suit, or proceeding;  provided, however, that no indemnification shall be made(i) in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or gross recklessness, or (ii) with respect to proceedings, claims or actions initiated or brought voluntarily by you and not by way of defense.  The Company shall not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought from the Company by you (whether you are an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of you from all liability arising out of such claim, action, suit or proceeding.

14. Binding Effect.  The parties understand that this Agreement is not binding upon the parties until (i) each accepts it, which acceptance is to be evidenced by their respective execution on the signature page hereof; and (ii) the Unanimous Written Consent approving and ratifying this Agreement has come into effect.

15. Notices.  All notices, requests and demands to or upon the respective parties must be in writing and may be served by personal delivery or certified mail, return receipt requested, or FedEx, proof of delivery required.

16. Employee Acknowledgment.  Mr. Mahoney acknowledges that he has consulted with or has had the opportunity to consult with counsel of his own choice concerning this Agreement, and that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

17. Counterparts.This Agreement may be executed by original signature, or by facsimile, or by PDF sent by e-mail, in separate signature pages, or in any number of counterparts each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement and its signature page by hand, U.S. mail, overnight delivery service, facsimile transmission, or PDF sent by e-mail shall constitute effective execution and delivery of this Agreement as to the parties, and may be used in lieu of the original document for all purposes (and such signatures transmitted by facsimile or PDF and e-mail shall be deemed to be their original signatures for all purposes).

[the remainder of this page is intentionally blank]

Your signature below signifies your voluntary acceptance of the terms hereof.  Please execute below and return one copy of this Agreement.

By:	Sincerely, Employers
/s/ Edwin A. Reilly

Edwin A. Reilly

Accepted and Agreed: /s/ Michael J. Mahoney

Michael J. Mahoney